                                                                    EXHIBIT 10.3





                                                              September 26, 1986


Mr. Raymond Koontz
2601 Foxhill Drive N.W.
Canton, Ohio  44708

Dear Mr. Koontz:

         The purpose of this letter is to amend paragraph No. 2 of your Employment Contract as expressed in our letter agreement dated May 26, 1982, a copy of which is attached.

        In consideration of your dedicated service to Diebold, Incorporated, the Board of Directors at its September 26, 1986 meeting authorized an increase in the payments provided for in paragraph No. 2 from $100,000 to $150,000 per annum.

        In all other respects, the provisions of your Employment Contract are hereby ratified and shall continue in force.

                                         Very truly yours,

                                         DIEBOLD, INCORPORATED



                                         By: ___________________________________
                                                   Robert W. Mahoney
                                                   President and Chief
                                                     Executive Officer

attachment

Accepted and Agreed:

__________________________________
Raymond C. Koontz

Dated:   September 26, 1986
         _______________________________



                                    - 40 -
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                                                                    May 26, 1982





Mr. Raymond C. Koontz
2601 Foxhill Drive N.W.
Canton, Ohio  44708

Dear Mr. Koontz:

Reference is made to your employment agreement with Diebold, Incorporated ("Diebold") dated September 20, 1978 (hereinafter referred to as your "Employment Contract").

This letter shall represent a further amendment to and shall completely supersede your Employment Contract, effective April 1, 1982.

        1. In consideration of your continued services to Diebold as Chairman of the Board, you shall be paid One Hundred Seventy-five Thousand Dollars ($175,000.00) for the year commencing April 1, 1982. Your compensation shall be reviewed annually to assure its consistency with the services which you are called upon to render.

        2. Effective with your retirement, your regular salary shall cease; however, in consideration of the service you have devoted to Diebold as an executive employee, Diebold will make payments to you or to your beneficiary in equal monthly installments at a rate of $100,000 per annum, commencing on the day after your retirement, and ending on the date of your death or whichever date is the later. The payments shall then be made to you or if you should die before expiration of the minimum ten year payment period, to your wife, if she shall survive you, and if she shall not survive you, then to such beneficiaries as you have designated by filing with the Treasurer of Diebold an appropriate written designation of contingent beneficiary, or, failing such designation, to your estate. The payments to you and/or to your wife shall be reduced by the applicable monthly portion of the amount, if any, annually paid to you and/or to your wife during such period as a joint or single annuitant under any pension plan now existing or which may hereafter be established by Diebold for the benefit of its employees.

        3. During the entire period of the payments provided in paragraph 2 hereof, you will refrain from serving any interests engaged to any substantial degree in the manufacture of bank equipment similar in purpose to that manufactured by Diebold. In the event you shall serve any such conflicting interest during your retirement, Diebold's obligation to make any further payments under paragraph 2 hereof shall terminate, and Diebold, in addition to any other remedies to which it may be entitled under law, shall be entitled to immediate injunctive relief restraining you from continuing to serve such conflicting interest.

        4. All references herein to Diebold shall be deemed to refer with equal force and effect to any corporate or other successor of Diebold which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all, of the assets of Diebold.
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Page 2
May 26, 1982
Mr. Raymond C. Koontz


In any such event, the term "Diebold" as used in this agreement shall mean the Diebold division of any such acquiring corporation or any equivalent entity. This agreement shall be binding upon, and the benefits hereunder shall inure to the parties' heirs, assigns and successors in interest, whether by operation of law or otherwise provided, however, that you agree that this agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by you, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

        5. If any controversy shall arise hereunder, it shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association.

        6. Any notice or request required or permitted hereunder shall be sent by registered or certified mail, addressed, if to Diebold, to its then principal office, attention President and Chief Executive Officer, or, if to you, at the address above appearing, or at other addresses as you may have previously designated for such purpose.

        Your acceptance by signing at the space provided below will constitute this a binding agreement between us and will replace, effective April 1, 1982, your existing Employment Contract, as well as any other prior agreements or understandings between us, oral or written, with respect to your employment.

                                                 Very truly yours,

                                                 DIEBOLD, INCORPORATED



                                                 By: ___________________________
                                                           Earl F. Wearstler
                                                           President and Chief
                                                               Executive Officer
ACCEPTED AND AGREED:

_______________________________________
Raymond C. Koontz

Dated:        May 26, 1982
              ________________________